Exhibit 99

n e w s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland Humana Corporate Communications (502) 580-3674 e-mail: Tnoland@humana.com

Humana Inc. Reports Financial Results for Fourth Quarter
And Full Year 2006; Raises 2007 EPS Guidance

•	Raising 2007 EPS estimate to a range of $4.00 to $4.20

•	2006 EPS of $2.90, above company’s expectations

•	2006 consolidated revenues of $21.4 billion, up nearly 50 percent

•	Medical membership grew 4.2 million in 2006 to 11.3 million

LOUISVILLE, KY (February 5, 2007) - Humana Inc. (NYSE: HUM) today reported $0.92 in diluted earnings per common share (EPS) for the quarter ended December 31, 2006 (4Q06), above the company’s previous guidance for EPS of $0.84 to $0.90. The 4Q06 EPS compares to $0.37(a)(e) EPS for the quarter ended December 31, 2005 (4Q05). Excluding 4Q05 expenses of $0.07 per share related to Hurricane Katrina(e), EPS for 4Q06 is up 109 percent(b) versus the prior year. The year-over-year improvement in the quarter results from substantial earnings increases from membership growth in the company’s Government segment.

For the year ended December 31, 2006 (FY06), the company reported EPS of $2.90(f) versus $1.79(a)(d)(e)(g) for the year ended December 31, 2005 (FY05), an increase of 62 percent.

Humana now estimates EPS for the year ending December 31, 2007 (FY07E) in the range of $4.00 to $4.20 versus the company’s previous estimate of $3.90 to $4.10. The company’s revised outlook for 2007 equates to a growth rate of 38 to 45 percent over the FY06 EPS of $2.90(f).

“Strong fourth quarter results capped off a record-breaking year in which Medicare membership growth dramatically increased Humana’s size, geographic reach and brand awareness,” said Michael B. McCallister, Humana’s president and chief executive officer. “This enabled us to exceed our EPS estimates for the quarter and the year. Just as importantly, it positioned us for further progress in 2007, as shown by our raising full-year EPS guidance this morning.”

Revenues - 4Q06 consolidated revenues rose 54 percent to $5.66 billion from $3.66 billion in 4Q05, with total premium and administrative services fees up 53 percent compared to the prior year’s quarter. Investment income increased by 87 percent year over year in 4Q06 to $79.9 million driven by higher invested balances during 4Q06 and the timing of venture capital investment gains in FY06 versus FY05. Other income increased to $25.9 million in 4Q06 from $4.6 million in 4Q05 primarily because of operations of the company’s mail order pharmacy facility which opened during the first half of FY06.

FY06 consolidated revenues rose 49 percent to $21.42 billion from $14.42 billion in FY05 with total premium and administrative services fees up 48 percent compared to the prior year’s period. Both the quarter and full year increases were primarily the result of higher enrollment in the company’s Medicare Advantage plans and new 2006 revenues from stand-alone Prescription Drug Plans (PDPs) for Medicare beneficiaries.

Medical costs - The company’s consolidated medical expense ratio (medical expenses as a percent of premium revenue or MER) of 83.2 percent in 4Q06 was 110 basis points higher than the 4Q05 MER of 82.1 percent(e) due to an increase in the Government Segment MER outweighing an improvement in that for the Commercial Segment. The change in MER in the Government Segment was primarily due to the stand-alone PDP results in 2006, as described more fully in the Government Segment results discussion below.

The consolidated MER for FY06 of 84.0 percent was 80 basis points higher than the FY05 consolidated MER of 83.2 percent(e), driven by the same factors impacting the fourth quarter year-over-year comparison.

Selling, general, & administrative (SG&A) expenses - The company’s consolidated SG&A expense ratio (SG&A expenses as a percent of premiums plus administrative services fees) decreased to 14.7 percent for 4Q06 from 16.9 percent(a) in 4Q05. The year-over-year decline of 220 basis points was primarily the result of administrative cost leverage associated with revenues from higher average medical membership. Administrative spending associated with the 2007 open enrollment period for Medicare primarily led to a 160 basis-point increase in the consolidated SG&A expense ratio in 4Q06 compared to the third quarter of 2006.

The SG&A expense ratio for FY06 of 14.3 percent was 110 basis points lower than the FY05 ratio of 15.4 percent(a)(d)(e), primarily due to the administrative cost leverage provided by revenues from higher average medical membership. Additionally, the FY06 ratio improved year-over-year as a result of administrative costs in FY05 for the settlement of class action litigation(d) which did not recur in FY06.

Government Segment Results Summary

Pretax results:
•
Government Segment pretax earnings were $187.3 million in 4Q06 compared to $55.8 million(a)(e) in 4Q05. This increase reflects higher earnings in the company’s Medicare Advantage plans resulting from significantly higher membership, partially offset by results for new Medicare PDP offerings in 2006.

•
For FY06, pretax earnings for the Government Segment of $513.8 million were 62 percent higher than FY05 pretax earnings for the segment of $316.7 million(a)(d)(e) with the increase in results year over year primarily due to higher earnings in the company’s Medicare Advantage plans resulting from significantly higher membership, partially offset by results for new Medicare PDP offerings in 2006. In addition, the year-over-year improvement was impacted by approximately $39.3 million of FY05 expenses related to the settlement of class action litigation(d) and Hurricane Katrina(e) that did not recur in FY06.

Enrollment:
•
Medicare Advantage membership grew to 1,002,600 at December 31, 2006, an increase of 444,800, or 80 percent, from December 31, 2005 and 9,600, or 1 percent, from September 30, 2006. The company’s expanded participation in various Medicare products and markets combined with the company’s increased sales and marketing efforts for these programs led to the higher membership level year over year. Medicare Advantage membership for January 2007 approximated 1.1 million members.

•	Membership in the company’s stand-alone PDPs totaled 3,536,600 at December 31, 2006. January 2007 stand-alone PDP membership also approximated 3.5 million.

•	As expected, TRICARE membership of 2,880,000 at December 31, 2006 was essentially unchanged from both December 31, 2005 and September 30, 2006.

•
Medicaid membership of 569,100 at December 31, 2006 increased 111,200 from December 31, 2005 and 156,500 from September 30, 2006 due primarily to the award of a new Puerto Rico regional ASO contract during 4Q06, partially offset by eligible Puerto Rico Medicaid members choosing to move into the Medicare Advantage program.

Revenues:
•
Medicare Advantage premiums of $2.30 billion in 4Q06 increased 89 percent compared to $1.22 billion in 4Q05, primarily the result of the expanded geography across which Medicare Advantage products were offered together with higher enrollment in geographies where these products were offered in FY05. Medicare Advantage premiums per member increased 1 percent year over year during 4Q06, reflecting the shift in membership mix to a higher percentage of lower premium Private Fee-for-Service products.

•	Medicare PDP premiums added $882.0 million in new revenues in 4Q06 versus 4Q05.

•	TRICARE premiums and administrative services fees during 4Q06 of $660.4 million compared to $585.3 million in 4Q05.

Medical Expenses:
•
The Government Segment MER increased 240 basis points to 83.7 percent in 4Q06 compared to 81.3 percent(e) in the prior year’s quarter. This increase is primarily the result of the stand-alone PDPs first offered in January 2006.

•	The FY06 MER for the company’s stand-alone PDP business was 92.5 percent, primarily driven by a FY06 MER of 115.9 percent in the company’s Complete plan offering.

SG&A Expenses:
•
The Government Segment’s SG&A expense ratio for 4Q06 of 12.3 percent was 330 basis points lower than that for 4Q05 of 15.6 percent(a) primarily driven by the expense leverage provided by revenues associated with higher average membership for this segment. On a sequential basis, the segment’s SG&A expense ratio increased 220 basis points, primarily driven by the expenses associated with the 2007 Medicare open enrollment period.

Commercial Segment Results Summary

Pretax results:
•
Commercial Segment pretax earnings were $53.9 million in 4Q06 compared to $38.9 million(a)(e) in 4Q05. Commercial Segment operating earnings in 4Q06 continue to reflect the company’s commitment to underwriting discipline and the strategic shift to a higher mix of ASO members. Additionally, 4Q05 results included approximately $15.9 million in expenses related to Hurricane Katrina(e) that did not recur in 4Q06.

•
For FY06, pretax earnings for the Commercial Segment of $248.2 million(f) were 188 percent higher than FY05 pretax earnings for the segment of $86.2 million(a)(d)(e) primarily reflecting the absence of litigation(d) and Hurricane Katrina(e) expenses incurred in FY05 that did not recur in FY06 together with higher-than-usual annual venture capital gains, continued underwriting discipline, and year-over-year improvement in medical cost utilization trends.

Enrollment:
•
Commercial Segment medical membership of 3,283,800 at December 31, 2006 increased approximately 113,000 or 4 percent, from December 31, 2005 and declined 8,100, or less than 1 percent, from September 30, 2006.

•
Membership in the company’s Smart plans and other consumer offerings increased year over year by 51,900 or 13 percent to 437,900 at December 31, 2006. Medical members in these products comprise over 13 percent of Commercial medical membership at December 31, 2006 compared to 12 percent at December 31, 2005.

Revenues:
•
Premiums and administrative services fees for the Commercial Segment decreased 6 percent to $1.57 billion in 4Q06 compared to $1.67 billion in the prior year’s quarter, as an increase in administrative services fees resulting from a 31 percent increase in ASO membership was more than offset by lower premiums due to declines in at-risk enrollment.

•
Commercial Segment medical premiums for fully insured groups increased approximately 6 percent on a per-member basis during 4Q06 compared to 4Q05. This increase primarily reflects a higher percentage of lower-premium small group members in 4Q06 than in 4Q05.

Medical Expenses:
•
In 4Q06, the Commercial Segment MER of 82.1 percent was 80 basis points lower than the 4Q05 MER of 82.9 percent(e), primarily reflecting improving medical cost utilization trends and the company’s commitment to underwriting discipline.

•
The company experienced commercial medical cost same-store trend components for FY06 as follows: inpatient hospital utilization - flat to 1 percent; inpatient and outpatient hospital rates - upper single digits; outpatient hospital utilization - low to mid single digits; physician - mid single digits; and pharmacy - high single digits to low double digits. This is also consistent with the same-store medical cost trend components the company is projecting for FY07.

SG&A Expenses:
•
The Commercial Segment SG&A expense ratio of 20.8 percent for 4Q06 compares to 18.3 percent(a) in 4Q05, primarily the result of lower average fully-insured medical enrollment and an increase in the percentage of Commercial medical membership related to ASO. The segment’s SG&A expense ratio increased 10 basis points from that for the third quarter of 2006.

Balance Sheet
•	Cash and cash equivalents of $1.74 billion increased $559.1 million or 47 percent sequentially primarily as a result of an increase in operating cash flows during 4Q06.

•	Parent company cash and investments increased to $424.4 million at December 31, 2006 from $419.6 million at December 31, 2005.

•	Debt-to-total capitalization at December 31, 2006 was 29.4 percent, up 430 basis points from September 30, 2006 due primarily to 4Q06 borrowings against the company’s credit facility.

•
The company’s working capital at December 31, 2006 included approximately $738.7 million in net Part D risk-share payables to CMS associated with the company’s Medicare Advantage and stand-alone PDP offerings.

•
Days in claims payable declined one day on a sequential basis to 60.2 days at December 31, 2006 from 61.2 days at September 30, 2006. This sequential decline primarily related to the timing of payments to the company’s pharmacy benefit manager.

Cash Flows from Operations

Cash flows provided by operations for 4Q06 of $534.9 million compared to cash used in operations of $250.8 million(a) in 4Q05. The company also evaluates operating cash flows on a non-GAAP basis(b)(c).

Cash flows from operations ($ in millions)	4Q06	4Q05(a)	FY06	FY05(a)
GAAP cash flows provided by (used in) operations	$534.9	($250.8)	$1,686.7	$610.1
Timing of premium payment from CMS(c)	―	384.8	―	19.8
Non-GAAP cash flows provided by operations(b)(c)	$534.9	$134.0	$1,686.7	$629.9

Non-GAAP cash flows provided by operations rose to $534.9 million in 4Q06 from $134.0 million(a)(b)(c) in 4Q05 driven by growth in the company’s Medicare operations including the associated increase in Part D risk-share payables to CMS.

Footnotes

(a)
In accordance with Generally Accepted Accounting Principles (GAAP), Humana adopted the retrospective method for implementing new stock option accounting rules on January 1, 2006. Consequently, prior period results in this news release have been adjusted to retrospectively reflect the expensing of stock options.

(b)
The company has included certain financial measures that are not in accordance with GAAP within this news release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

(c)
When reviewing and analyzing Humana’s operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company’s operating cash flow. Therefore, decisions such as management’s forecasting and business plans regarding cash flow use this non-GAAP financial measure.

(d)
On October 18, 2005, the company announced it had reached an agreement to settle a nationwide class action suit that had been pending in U.S. District Court in Miami for more than six years. Pursuant to the settlement, Humana’s 3Q05 financial results included pretax expenses of $72 million ($45 million after tax or $0.27 per share) in connection with the settlement and other related litigation costs.

(e)
During the latter half of 2005, certain of Humana’s operations were affected by the unusually harsh impact of Hurricane Katrina. Expenses related to Hurricane Katrina primarily stem from the company’s efforts, in close cooperation with Departments of Insurance in the affected states, to help our members by offering participating-provider benefits at non-participating providers, paying claims for members who were unable at that time to meet their premium obligations and similar measures. Hurricane Katrina related pretax expenses of $7 million ($4 million after tax or $0.03 per share) were included in the company’s 3Q05 financial results with another $20 million in pretax expenses ($13 million after tax or $0.07 per share) included in the company’s 4Q05 financial results.

(f)
During the first quarter of 2006, the company realized a gain on the sale of an investment totaling approximately $52 million on a pretax basis, which was $34 million higher than the pretax capital gains anticipated for 2006. The company, in turn, donated $0.02 per share of the $0.13 per share in excess capital gains to the Humana Foundation.

(g)	During the first quarter of 2005, the company realized a favorable tax contingency of $23 million or $0.14 per share.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive will be available in the Historical Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains forward-looking statements and earnings guidance points. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents filed by Humana with the Securities and Exchange Commission:
•	Form 10-K for the year ended December 31, 2005,

•	Form 10-Qs for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health benefits companies, with over 11 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 46-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual report to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentation;

•	Quarterly earnings news releases;

•	Replay of most recent earnings release conference call;

•	Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information.

Humana Inc.

GAAP Guidance Points as of February 5, 2007	For the year ending December 31, 2007	Comments

Diluted earnings per common share	FY07: $4.00 to $4.20	2007 growth rate of 38% to 45%
1Q07: $0.35 to $0.40
Revenues
Consolidated revenues: $24 billion to $26 billion;
Medicare Advantage: $10.5 billion to $12.0 billion;
Medicare stand-alone PDPs: $3.0 billion to $3.5 billion;
TRICARE: $2.7 billion to $3.0 billion;
Commercial: $6.0 billion to $7.0 billion

Ending medical membership
Medicare Advantage: approximately 1,130,000 to 1,200,000;
Medicare stand-alone PDPs: approximately 3.6 million;
TRICARE: No material change from prior year;
Medicaid: No material change from prior year;

	Commercial: Up approximately 50,000 to 75,000 from prior year	Commercial represents combined ASO and fully insured medical membership
Medical costs	Total Medicare products (Medicare Advantage and stand-alone PDP combined) MER in the range of 82% to 84%;
	Commercial fully insured groups: Medical cost trends in the range of 5% to 6%; premium yields in line with medical cost trends	2007 same-store trends for Commercial medical cost detailed components are not anticipated to be materially different from 2006
Selling, general & administrative expenses	Consolidated SG&A expense ratio of 13% to 14%
Investment income and interest expense	Investment income of $280 million to $290 million with no material benefit from venture capital gains;	2007 is not forecast to include any material gains from venture capital investments due to fewer such investments now held by the company
Interest expense of approximately $70 million
	Net investment income by segment: 55% to 60% Government Segment; 40% to 45% Commercial Segment	Investment income (net of interest expense) is recorded to the business segments based upon changes in working capital that fund cash available for investment

GAAP Guidance Points as of February 5, 2007	For the year ending December 31, 2007	Comments
Pretax results	Total Medicare products (Medicare Advantage and stand-alone PDP combined): 4% to 5% pretax margin including pretax income on stand-alone PDP;	Investment and other income and interest expense are recorded at the segment level but not at the line-of-business level
TRICARE: Approximately 3% to 4% pretax margin; Commercial Segment: $190 million to $210 million including no material benefit from venture capital gains
Cash flows from operations	$1.0 billion to $1.8 billion	Updated to reflect detailed review of 12/31/06 balance sheet and intricacies of Part D risk-share calculations
Capital expenditures	Approximately $200 million
Effective tax rate	Approximately 36% to 37%
Shares used in computing EPS	Approximately 171 million

Humana Inc.
Statistical Schedules
And
Supplementary Information
4Q06 Earnings Release

Statistical Schedules and Supplementary Information
4Q06 Earnings Release

Contents

Page	Description

S-3	4th Quarter Consolidated Statements of Income
S-4	YTD Consolidated Statements of Income
S-5	Consolidated Balance Sheets
S-6	4th Quarter Consolidated Statements of Cash Flows
S-7	YTD Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Membership Detail
S-10	4th Quarter Premiums and Administrative Services Fees Detail
S-11	YTD Premiums and Administrative Services Fees Detail
S-12	Percentage of Ending Membership under Capitation Arrangements
S-13	Detail of Medical and Other Expenses Payable Balance and Year-to-Date Changes
S-14-15	Medical Claims Reserves Statistics
S-16	4Q05 GAAP to Non-GAAP Reconciliation
S-17	YTD GAAP to Non-GAAP Reconciliation
S-18	2005 Quarters Adjusted to Reflect Retrospective Application of Expensing Stock Options
S-19	2003 Through 2005 Adjusted to Reflect Retrospective Application of Expensing Stock Options
S-20	Footnotes

Humana Inc.
4th Quarter Consolidated Statements of Income
In thousands, except per common share results
	Three Months Ended December 31,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Revenues:
Premiums	$5,456,853	$3,552,393	$1,904,460	53.6%
Administrative services fees	92,490	63,197	29,293	46.4%
Investment income	79,937	42,856	37,081	86.5%
Other revenue	25,939	4,634	21,305	459.8%
Total revenues	5,655,219	3,663,080	1,992,139	54.4%
Operating expenses:
Medical	4,541,775	2,914,831	1,626,944	55.8%
Selling, general and administrative	817,038	609,519	207,519	34.0%
Depreciation	34,607	28,769	5,838	20.3%
Other intangible amortization	4,812	4,958	(146)	-2.9%
Total operating expenses	5,398,232	3,558,077	1,840,155	51.7%
Income from operations	256,987	105,003	151,984	144.7%
Interest expense	15,806	10,329	5,477	53.0%
Income before income taxes	241,181	94,674	146,507	154.7%
Provision for income taxes	86,160	32,898	53,262	161.9%
Net income	$155,021	$61,776	$93,245	150.9%

Basic earnings per common share	$0.94	$0.38	$0.56	147.4%
Diluted earnings per common share	$0.92	$0.37	$0.55	148.6%

Shares used in computing basic earnings per common share	165,338	162,405
Shares used in computing diluted earnings per common share	168,748	166,521

Humana Inc.
YTD Consolidated Statements of Income
In thousands, except per common share results
	Twelve Months Ended December 31,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Revenues:
Premiums	$20,729,182	$14,001,591	$6,727,591	48.0%
Administrative services fees	341,211	259,437	$81,774	31.5%
Investment income	291,880	142,976	$148,904	104.1%
Other revenue	54,264	14,123	$40,141	284.2%
Total revenues	21,416,537	14,418,127	$6,998,410	48.5%
Operating expenses:
Medical	17,421,204	11,651,470	$5,769,734	49.5%
Selling, general and administrative	3,021,509	2,195,604	$825,905	37.6%
Depreciation	128,634	105,051	$23,583	22.4%
Other intangible amortization	19,964	23,807	($3,843)	-16.1%
Total operating expenses	20,591,311	13,975,932	$6,615,379	47.3%
Income from operations	825,226	442,195	$383,031	86.6%
Interest expense	63,141	39,315	$23,826	60.6%
Income before income taxes	762,085	402,880	$359,205	89.2%
Provision for income taxes	274,662	106,150	$168,512	158.7%
Net income	$487,423	$296,730	$190,693	64.3%

Basic earnings per common share	$2.97	$1.83	$1.14	62.3%
Diluted earnings per common share	$2.90	$1.79	$1.11	62.0%

Shares used in computing basic earnings per common share	164,137	161,714
Shares used in computing diluted earnings per common share	167,996	165,560

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts
	December 31,	September 30,	December 31,	Sequential Change
	2006	2006	2005 (A)	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,740,304	$1,181,234	$732,016
Investment securities	3,192,273	3,242,711	2,354,904
Receivables, net:
Premiums	667,657	729,949	723,190
Administrative services fees	13,284	15,055	15,462
Securities lending collateral	627,990	917,325	47,610
Other	1,091,465	1,015,717	333,004
Total current assets	7,332,973	7,101,991	4,206,186	$230,982	3.3%
Property and equipment	545,004	518,930	484,412
Other assets:
Long-term investment securities	414,877	408,281	391,035
Goodwill	1,310,631	1,307,231	1,264,575
Other	524,011	569,718	523,406
Total other assets	2,249,519	2,285,230	2,179,016
Total assets	$10,127,496	$9,906,151	$6,869,614	$221,345	2.2%

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$2,488,261	$2,562,943	$1,909,682
Trade accounts payable and accrued expenses	1,626,658	1,477,977	560,550
Book overdraft	293,605	281,244	280,005
Securities lending payable	627,990	917,325	47,610
Unearned revenues	155,298	146,320	120,489
Current portion of long-term debt	-	-	301,254
Total current liabilities	5,191,812	5,385,809	3,219,590	($193,997)	-3.6%
Long-term debt	1,269,100	970,144	513,790
Other long-term liabilities	612,698	657,735	627,360
Total liabilities	7,073,610	7,013,688	4,360,740	$59,922	0.9%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
182,947,691 issued at December 31, 2006	30,491	30,391	29,843
Capital in excess of par value	1,357,077	1,333,503	1,235,888
Retained earnings	1,909,098	1,754,077	1,421,675
Accumulated other comprehensive (loss) income	(13,205)	(6,574)	24,832
Treasury stock, at cost, 16,314,151 shares at December 31, 2006	(229,575)	(218,934)	(203,364)
Total stockholders' equity	3,053,886	2,892,463	2,508,874	$161,423	5.6%
Total liabilities and stockholders' equity	$10,127,496	$9,906,151	$6,869,614	$221,345	2.2%

Debt to total capitalization ratio	29.4%	25.1%	24.5%

Humana Inc.
4th Quarter Consolidated Statements of Cash Flows
Dollars in thousands
	Three Months Ended December 31,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Cash flows from operating activities
Net income	$155,021	$61,776
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	39,419	33,727
Stock-based compensation	8,157	7,716
Provision (benefit) for deferred income taxes	47,793	(9,784)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	64,063	(27,512)
Other assets	23,559	(32,675)
Medical and other expenses payable	(74,682)	92,456
Other liabilities	268,725	46,246
Unearned revenues	8,978	(413,419)
Other	(6,132)	(9,315)
Net cash provided by (used in) operating activities	534,901	(250,784)	$785,685	313.3%

Cash flows from investing activities
Acquisitions, net of cash acquired	(1,700)	(50,028)
Purchases of property and equipment	(56,549)	(53,528)
Proceeds from sales of property and equipment	171	1,849
Purchases of investment securities	(763,830)	(2,023,793)
Proceeds from maturities of investment securities	186,315	1,165,312
Proceeds from sales of investment securities	523,238	730,595
Change in securities lending collateral	289,335	69,943
Net cash provided by (used in) investing activities	176,980	(159,650)	$336,630	210.9%

Cash flows from financing activities
Receipts from CMS contract deposits	574,602	-
Withdrawals from CMS contract deposits	(753,855)	-
Borrowings under credit agreement	300,000	200,000
Debt issue costs	(184)	-
Change in book overdraft	12,361	21,572
Change in securities lending payable	(289,335)	(69,943)
Common stock repurchases	(10,641)	(293)
Tax benefit from stock-based compensation	8,048	4,287
Proceeds from stock option exercises and other	6,193	7,891
Net cash (used in) provided by financing activities	(152,811)	163,514	($316,325)	-193.5%

Increase/(decrease) in cash and cash equivalents	559,070	(246,920)
Cash and cash equivalents at beginning of period	1,181,234	978,936

Cash and cash equivalents at end of period	$1,740,304	$732,016

Humana Inc.
YTD Consolidated Statements of Cash Flows
Dollars in thousands
	Twelve Months Ended December 31,
			Dollar	Percentage
	2006	2005 (A)	Change	Change
Cash flows from operating activities
Net income	$487,423	$296,730
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148,598	128,858
Stock-based compensation	32,558	30,153
Provision (benefit) for deferred income taxes	70,062	(39,007)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	58,554	(156,748)
Other assets	(365,454)	(63,962)
Medical and other expenses payable	557,381	450,297
Other liabilities	734,718	25,617
Unearned revenues	29,870	(45,610)
Other	(66,998)	(16,246)
Net cash provided by operating activities	1,686,712	610,082	$1,076,630	176.5%

Cash flows from investing activities
Acquisitions, net of cash acquired	(28,062)	(402,844)
Purchases of property and equipment	(193,151)	(165,846)
Proceeds from sales of property and equipment	9,623	4,497
Purchases of investment securities	(4,269,221)	(3,717,916)
Proceeds from maturities of investment securities	1,664,332	1,761,588
Proceeds from sales of investment securities	1,742,793	1,723,015
Change in securities lending collateral	(580,380)	30,230
Net cash used in investing activities	(1,654,066)	(767,276)	($886,790)	-115.6%

Cash flows from financing activities
Receipts from CMS contract deposits	2,002,451	-
Withdrawals from CMS contract deposits	(2,124,717)	-
Borrowings under credit agreement	550,000	494,000
Repayments under credit agreement	(300,000)	(294,000)
Proceeds from issuance of senior notes	498,545	-
Repayment of senior notes	(300,000)	-
Debt issue costs	(5,980)	-
Change in book overdraft	13,600	87,945
Change in securities lending payable	580,380	(30,230)
Common stock repurchases	(26,211)	(2,364)
Tax benefit from stock-based compensation	38,839	15,545
Proceeds from stock option exercises and other	48,735	38,235
Net cash provided by financing activities	975,642	309,131	$666,511	215.6%

Increase in cash and cash equivalents	1,008,288	151,937
Cash and cash equivalents at beginning of period	732,016	580,079

Cash and cash equivalents at end of period	$1,740,304	$732,016

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands
	Three Months Ended December 31,				Twelve Months Ended December 31,
				Percentage				Percentage
	2006	2005 (A)	Difference	Change	2006	2005 (A)	Difference	Change
Medical expense ratio
Government Segment	83.7%	81.3%	2.4%		85.0%	83.1%	1.9%
Commercial Segment	82.1%	82.9%	-0.8%		81.7%	83.3%	-1.6%
Consolidated	83.2%	82.1%	1.1%		84.0%	83.2%	0.8%

Selling, general, and administrative expense ratio
Government Segment	12.3%	15.6%	-3.3%		11.8%	12.7%	-0.9%
Commercial Segment	20.8%	18.3%	2.5%		20.2%	18.5%	1.7%
Consolidated	14.7%	16.9%	-2.2%		14.3%	15.4%	-1.1%

Detail of Pretax Income
Government Segment	$187,288	$55,805	$131,483	235.6%	$513,845	$316,676	$197,169	62.3%
Commercial Segment	53,893	38,869	15,024	38.7%	248,240	86,204	162,036	188.0%
Consolidated	$241,181	$94,674	$146,507	154.7%	$762,085	$402,880	$359,205	89.2%

Detail of Pretax Margins
Government Segment	4.6%	2.9%	1.7%		3.5%	4.2%	-0.7%
Commercial Segment	3.3%	2.3%	1.0%		3.7%	1.3%	2.4%
Consolidated	4.3%	2.6%	1.7%		3.6%	2.8%	0.8%

Humana Inc.
Membership Detail
In thousands
	Ending		Ending	Year-over-year Change		Ending	Sequential Change
	December 31, 2006	Average - 4Q06	December 31, 2005	Amount	Percent	September 30, 2006	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	457.9	457.1	427.9	30.0	7.0%	455.4	2.5	0.5%
Medicare Advantage - PPO	71.7	72.1	8.6	63.1	733.7%	71.1	0.6	0.8%
Medicare Advantage - PFFS	473.0	472.7	121.3	351.7	289.9%	466.5	6.5	1.4%
Total Medicare Advantage	1,002.6	1,001.9	557.8	444.8	79.7%	993.0	9.6	1.0%
Medicare - PDP - Standard	2,097.2	2,093.9	-	2,097.2	100.0%	2,081.7	15.5	0.7%
Medicare - PDP - Enhanced	1,025.4	1,027.9	-	1,025.4	100.0%	1,021.6	3.8	0.4%
Medicare - PDP - Complete	414.0	418.1	-	414.0	100.0%	417.7	(3.7)	-0.9%
Total Medicare stand-alone PDPs	3,536.6	3,539.9	-	3,536.6	100.0%	3,521.0	15.6	0.4%
Total Medicare	4,539.2	4,541.8	557.8	3,981.4	713.8%	4,514.0	25.2	0.6%
TRICARE insured	1,716.4	1,718.1	1,750.9	(34.5)	-2.0%	1,721.3	(4.9)	-0.3%
TRICARE ASO	1,163.6	1,158.7	1,138.2	25.4	2.2%	1,141.4	22.2	1.9%
Total TRICARE	2,880.0	2,876.8	2,889.1	(9.1)	-0.3%	2,862.7	17.3	0.6%
Medicaid insured	390.7	398.7	457.9	(67.2)	-14.7%	412.6	(21.9)	-5.3%
Medicaid ASO	178.4	121.0	-	178.4	100.0%	-	178.4	100.0%
Total Medicaid	569.1	519.7	457.9	111.2	24.3%	412.6	156.5	37.9%
Total Government Segment	7,988.3	7,938.3	3,904.8	4,083.5	104.6%	7,789.3	199.0	2.6%
Commercial Segment:
Fully insured medical:
Group	1,563.9	1,565.0	1,836.9	(273.0)	-14.9%	1,597.1	(33.2)	-2.1%
Individual	182.6	180.3	158.1	24.5	15.5%	175.4	7.2	4.1%
Medicare supplement	7.7	7.7	4.8	2.9	60.4%	7.4	0.3	4.1%
Total fully insured medical	1,754.2	1,753.0	1,999.8	(245.6)	-12.3%	1,779.9	(25.7)	-1.4%
ASO	1,529.6	1,526.4	1,171.0	358.6	30.6%	1,512.0	17.6	1.2%
Total Commercial Segment	3,283.8	3,279.4	3,170.8	113.0	3.6%	3,291.9	(8.1)	-0.2%

Total medical membership	11,272.1	11,217.7	7,075.6	4,196.5	59.3%	11,081.2	190.9	1.7%

Specialty Membership (all Commercial Segment)
Dental - fully insured	959.8	960.0	960.5	(0.7)	-0.1%	960.5	(0.7)	-0.1%
Dental - ASO	492.2	490.8	496.0	(3.8)	-0.8%	488.2	4.0	0.8%
Total dental	1,452.0	1,450.8	1,456.5	(4.5)	-0.3%	1,448.7	3.3	0.2%
Group life	436.8	437.1	429.2	7.6	1.8%	436.1	0.7	0.2%
Short-term disability	14.0	14.5	16.4	(2.4)	-14.6%	14.9	(0.9)	-6.0%
Total specialty membership	1,902.8	1,902.4	1,902.1	0.7	0.0%	1,899.7	3.1	0.2%

Humana Inc.
4th Quarter Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month
					Per Member per Month (B)
	Three Months Ended December 31,				Three Months Ended December 31,
			Dollar	Percentage
	2006	2005	Change	Change	2006	2005
Premium revenues
Government Segment:
Medicare Advantage	$2,302,609	$1,218,036	$1,084,573	89.0%	$766	$755
Medicare stand-alone PDPs	881,994	-	881,994	100.0%	$83	-
Total Medicare	3,184,603	1,218,036	1,966,567	161.5%
TRICARE insured (C)	645,892	575,127	70,765	12.3%	$125	$110
Medicaid insured	133,877	139,609	(5,732)	-4.1%	$112	$101
Total Government Segment premiums	3,964,372	1,932,772	2,031,600	105.1%
Commercial Segment:
Fully insured medical	1,387,855	1,518,472	(130,617)	-8.6%	$264	$253
Specialty	104,626	101,149	3,477	3.4%	$21	$20
Total Commercial Segment premiums	1,492,481	1,619,621	(127,140)	-7.8%
Total premium revenues	$5,456,853	$3,552,393	$1,904,460	53.6%

Administrative services fees
TRICARE ASO (C)	$14,548	$10,189	$4,359	42.8%	$4	$3
Medicaid ASO	1,423	-	1,423	100.0%	$4	-
Total Government Segment	15,971	10,189	5,782	56.7%
Commercial Segment	76,519	53,008	23,511	44.4%	$13	$11
Total administrative services fees	$92,490	$63,197	$29,293	46.4%

Humana Inc.
YTD Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month
					Per Member per Month (B)
	Twelve Months Ended December 31,				Twelve Months Ended December 31,
			Dollar	Percentage
	2006	2005	Change	Change	2006	2005
Premium revenues
Government Segment:
Medicare Advantage	$8,499,064	$4,590,362	$3,908,702	85.2%	$794	$799
Medicare stand-alone PDPs	3,050,304	-	3,050,304	100.0%	$88	-
Total Medicare	11,549,368	4,590,362	6,959,006	151.6%
TRICARE insured (C)	2,543,930	2,407,653	136,277	5.7%	$123	$115
Medicaid insured	520,520	548,714	(28,194)	-5.1%	$104	$97
Total Government Segment premiums	14,613,818	7,546,729	7,067,089	93.6%
Commercial Segment:
Fully insured medical	5,704,378	6,068,115	(363,737)	-6.0%	$260	$249
Specialty	410,986	386,747	24,239	6.3%	$21	$20
Total Commercial Segment premiums	6,115,364	6,454,862	(339,498)	-5.3%
Total premium revenues	$20,729,182	$14,001,591	$6,727,591	48.0%

Administrative services fees
TRICARE ASO (C)	$48,019	$50,059	($2,040)	-4.1%	$3	$4
Medicaid ASO	1,423	-	1,423	100.0%	$4	-
Total Government Segment	49,442	50,059	(617)	-1.2%
Commercial Segment	291,769	209,378	82,391	39.4%	$12	$10
Total administrative services fees	$341,211	$259,437	$81,774	31.5%

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements
	Government Segment					Commercial Segment
December 31, 2006	Medicare Advantage	Medicare stand-alone PDPs	TRICARE	Medicaid	Total Govt. Segment	Fully insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (D)	3.0%	-	-	-	0.4%	1.9%	-	1.0%	0.6%
Capitated HMO physician group based (D)	2.4%	-	-	26.1%	2.2%	1.7%	-	0.9%	1.8%
Risk-sharing (E)	27.9%	-	-	42.1%	6.4%	1.5%	-	0.8%	4.8%
All other membership	66.7%	100.0%	100.0%	31.8%	91.0%	94.9%	100.0%	97.3%	92.8%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

December 31, 2005

Capitated HMO hospital system based (D)	6.3%	-	-	-	0.9%	2.1%	-	1.3%	1.1%
Capitated HMO physician group based (D)	4.2%	-	-	37.2%	5.0%	2.0%	-	1.2%	3.3%
Risk-sharing (E)	41.3%	-	-	59.9%	12.9%	2.5%	-	1.6%	7.8%
All other membership	48.2%	-	100.0%	2.9%	81.2%	93.4%	100.0%	95.9%	87.8%
Total medical membership	100.0%	-	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Humana Inc.
Detail of Medical and Other Expenses Payable Balance and Year-to-Date Changes
Dollars in thousands
	December 31,	September 30,	December 31,
	2006	2006	2005
Detail of medical and other expenses payable
IBNR and other medical expenses payable (F)	$1,686,051	$1,715,791	$1,125,205
TRICARE IBNR (G)	318,583	332,962	409,413
TRICARE other medical expenses payable (H)	94,699	95,593	88,443
Unprocessed claim inventories (I)	218,400	187,900	148,200
Processed claim inventories (J)	115,424	89,500	83,635
Payable to pharmacy benefit administrator (K)	55,104	141,197	54,786
Total medical and other expenses payable	$2,488,261	$2,562,943	$1,909,682

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005
Year-to-date changes in medical and other expenses payable

Balances at January 1	$1,909,682	$1,909,682	$1,422,010

Acquisitions	21,198	21,198	37,375

Incurred related to:
Current year (L)	17,696,654	13,163,725	11,765,662
Prior years - non-TRICARE (L)	(178,998)	(173,223)	(72,868)
Prior years - TRICARE (M)	(96,452)	(111,073)	(41,324)
Total incurred	17,421,204	12,879,429	11,651,470

Paid related to:
Current year	(15,532,079)	(10,912,017)	(9,979,449)
Prior years	(1,331,744)	(1,335,349)	(1,221,724)
Total paid	(16,863,823)	(12,247,366)	(11,201,173)

Balances at end of period	$2,488,261	$2,562,943	$1,909,682

Humana Inc.
Medical Claims Reserves Statistics

Receipt Cycle Time (N)
	2006	2005	Change	Percentage Change
1st Quarter Average	16.1	16.6	(0.5)	-3.0%
2nd Quarter Average	15.8	15.9	(0.1)	-0.6%
3rd Quarter Average	16.0	16.7	(0.7)	-4.2%
4th Quarter Average	15.8	16.9	(1.1)	-6.5%
Full Year Average	15.9	16.5	(0.6)	-3.6%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
12/31/2004	$115,300	394,400	3.7
3/31/2005	$111,200	393,200	3.6
6/30/2005	$119,500	443,600	4.0
9/30/2005	$136,700	512,800	4.7
12/31/2005	$148,200	498,400	4.6
3/31/2006	$185,300	683,900	5.6
6/30/2006	$193,700	702,000	4.8
9/30/2006	$187,900	623,900	5.4
12/31/2006	$218,400	757,700	6.1

Humana Inc.
Medical Claims Reserves Statistics (Continued)

Days in Claims Payable (O)
Quarter Ended	Days in Claim Payable (DCP)	Annual Change	Percentage Change	DCP Excluding Capitation	Annual Change	Percentage Change
12/31/2004	49.5	3.3	7.1%	54.8	1.6	3.0%
3/31/2005	50.5	3.1	6.5%	56.1	1.8	3.3%
6/30/2005	52.8	5.4	11.4%	58.6	4.5	8.3%
9/30/2005	54.0	2.2	4.2%	60.8	1.7	2.9%
12/31/2005	60.3	10.8	21.8%	66.6	11.8	21.5%
3/31/2006	59.1	8.6	17.0%	65.5	9.4	16.8%
6/30/2006	59.5	6.7	12.7%	65.5	6.9	11.8%
9/30/2006	61.2	7.2	13.3%	67.1	6.3	10.4%
12/31/2006	60.2	(0.1)	-0.2%	66.5	(0.1)	-0.2%

Year-to-Date Change in Days in Claims Payable (P) (Q)
			2006	2005
DCP - 4th quarter of prior year			60.3	49.5
Components of year-to-date change in DCP:
Change in claims receipt cycle time			(1.6)	0.2
Change in unprocessed claims inventories			1.7	1.0
Change in processed claims inventories			0.8	(0.4)
Change in TRICARE reserve balances			(2.1)	3.9
Change in pharmacy payment cutoff			(1.3)	1.5
Change in provider payables under risk arrangements			1.9	1.4
All other			0.5	3.2
DCP - current quarter			60.2	60.3

Humana Inc.
4Q05 GAAP to Non-GAAP Reconciliation
Dollars in thousands, except EPS
	4Q06	4Q05
		GAAP (A)	Adjustments	Non-GAAP
			Hurricane Katrina
Consolidated
Pretax income	$241,181	$94,674	$20,314	$114,988
Pretax margin	4.3%	2.6%	0.5%	3.1%
Net income	$155,021	$61,776	$12,676	$74,452
EPS	$0.92	$0.37	$0.07	$0.44
Growth rate vs. P/Y GAAP	148.6%
Growth rate vs. P/Y Non-GAAP	109.1%
MER	83.2%	82.1%	-0.6%	81.5%
SG&A ratio	14.7%	16.9%	-	16.9%

Government Segment
Pretax income	$187,288	$55,805	$4,388	$60,193
Pretax margin	4.6%	2.9%	0.2%	3.1%
MER	83.7%	81.3%	-0.2%	81.1%
SG&A ratio	12.3%	15.6%	-	15.6%

Commercial Segment
Pretax income	$53,893	$38,869	$15,926	$54,795
Pretax margin	3.3%	2.3%	0.9%	3.2%
MER	82.1%	82.9%	-1.0%	81.9%
SG&A ratio	20.8%	18.3%	-	18.3%

Humana Inc.
YTD GAAP to Non-GAAP Reconciliation
Dollars in thousands, except EPS
	FY06			FY05
	GAAP	Adjustments	Non-GAAP	GAAP (A)	Adjustments			Non-GAAP
		Excess Net Realized Capital Gains - 1Q06			Realization of Tax Gain Contingency	Class Action Litigation Settlement	Hurricane Katrina
Consolidated
Pretax income	$762,085	($29,113)	$732,972	$402,880	-	$71,850	$27,013	$501,743
Pretax margin	3.6%	-0.2%	3.4%	2.8%	-	0.5%	0.2%	3.5%
Net income	487,423	($18,167)	$469,256	$296,730	($22,800)	$44,834	$16,857	$335,621
EPS	$2.90	($0.11)	$2.79	$1.79	($0.14)	$0.27	$0.10	$2.02
Growth rate	62.0%		38.1%
MER	84.0%	-	84.0%	83.2%	-	-	-0.2%	83.0%
SG&A ratio	14.3%	-	14.3%	15.4%	-	-0.5%	-	14.9%

Government Segment
Pretax income	$513,845	($1,872)	$511,973	$316,676	-	$33,360	$5,917	$355,953
Pretax margin	3.5%	-	3.5%	4.2%	-	0.4%	0.1%	4.7%
MER	85.0%	-	85.0%	83.1%	-	-	-0.1%	83.0%
SG&A ratio	11.8%	-	11.8%	12.7%	-	-0.5%	-	12.2%

Commercial Segment
Pretax income	$248,240	($27,241)	$220,999	$86,204	-	$38,490	$21,096	$145,790
Pretax margin	3.7%	-0.4%	3.3%	1.3%	-	0.5%	0.3%	2.1%
MER	81.7%	-	81.7%	83.3%	-	-	-0.3%	83.0%
SG&A ratio	20.2%	-0.1%	20.1%	18.5%	-	-0.6%	-	17.9%

Humana Inc.
2005 Quarters Adjusted to Reflect Retrospective Application of Expensing Stock Options
In thousands, except per common share results
	1Q05		2Q05		3Q05		4Q05
	Reported	Adjusted (A)	Reported	Adjusted (A)	Reported	Adjusted (A)	Reported	Adjusted (A)
Revenues	$3,387,225	$3,387,225	$3,546,361	$3,546,361	$3,821,461	$3,821,461	$3,663,080	$3,663,080

Pretax income (loss):
Government	$72,224	$70,472	$104,092	$102,531	$89,557	$87,868	$57,395	$55,805
Commercial	49,463	46,208	25,215	22,317	(18,053)	(21,190)	41,821	38,869
Consolidated	$121,687	$116,680	$129,307	$124,848	$71,504	$66,678	$99,216	$94,674

Net income	$109,795	$106,735	$84,137	$81,412	$49,944	$46,807	$64,607	$61,776

Diluted earnings per common share	$0.67	$0.65	$0.51	$0.49	$0.30	$0.28	$0.39	$0.37

Shares used in computing diluted earnings per	164,179	164,496	164,908	165,149	166,037	166,076	166,371	166,521
common share

SG&A expense ratio:
Government	10.8%	10.9%	10.6%	10.6%	13.1%	13.2%	15.5%	15.6%
Commercial	17.6%	17.8%	17.5%	17.7%	20.0%	20.2%	18.1%	18.3%
Consolidated	14.1%	14.3%	13.8%	14.0%	16.2%	16.3%	16.7%	16.9%

Total assets	$6,149,593	$6,149,593	$6,277,907	$6,277,907	$6,832,421	$6,832,421	$6,869,614	$6,869,614
Total liabilities	$3,949,788	$3,916,471	$3,961,719	$3,927,862	$4,466,451	$4,432,166	$4,395,509	$4,360,740
Total stockholders' equity	$2,199,805	$2,233,122	$2,316,188	$2,350,045	$2,365,970	$2,400,255	$2,474,105	$2,508,874

Net cash provided by (used in) operating activities	$99,228	$95,573	$181,857	$179,287	$591,039	$586,006	($246,497)	($250,784)
Net cash used in investing activities	($451,322)	($451,322)	($59,909)	($59,909)	($96,395)	($96,395)	($159,650)	($159,650)
Net cash provided by (used in) financing activities	$332,279	$335,934	($78,422)	($75,852)	($119,498)	($114,465)	$159,227	$163,514

Humana Inc.
2003 Through 2005 Adjusted to Reflect Retrospective Application of Expensing Stock Options
In thousands, except per common share results
	For the year ended		For the year ended		For the year ended
	December 31, 2005		December 31, 2004		December 31, 2003
	Reported	Adjusted (A)	Reported	Adjusted (A)	Reported	Adjusted (A)

Revenues	$14,418,127	$14,418,127	$13,104,325	$13,104,325	$12,226,311	$12,226,311

Pretax income:
Government	$323,268	$316,676	$273,840	$269,063	$223,706	$221,240
Commercial	98,446	86,204	142,010	130,315	121,010	114,973
Consolidated	$421,714	$402,880	$415,850	$399,378	$344,716	$336,213

Net income	$308,483	$296,730	$280,012	$269,947	$228,934	$223,739

Diluted earnings per common share	$1.87	$1.79	$1.72	$1.66	$1.41	$1.38

Shares used in computing diluted earnings per common share	165,374	165,560	162,456	162,905	161,960	162,406

SG&A expense ratio:
Government	12.6%	12.7%	12.2%	12.3%	13.4%	13.5%
Commercial	18.3%	18.5%	16.4%	16.5%	16.9%	17.0%
Consolidated	15.3%	15.4%	14.5%	14.6%	15.4%	15.4%

Total assets	$6,869,614	$6,869,614	$5,657,617	$5,657,617	$5,379,814	$5,379,814
Total liabilities	$4,395,509	$4,360,740	$3,567,493	$3,533,369	$3,543,865	$3,510,842
Total stockholders' equity	$2,474,105	$2,508,874	$2,090,124	$2,124,248	$1,835,949	$1,868,972

Net cash provided by operating activities	$625,627	$610,082	$347,809	$344,061	$413,140	$397,921
Net cash used in investing activities	($767,276)	($767,276)	($624,081)	($624,081)	($382,837)	($382,837)
Net cash provided by (used in) financing activities	$293,586	$309,131	($75,053)	($71,305)	$179,744	$194,963

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
4Q06 Earnings Release

Footnote
(A)
Adjusted to include stock-based compensation expense. Under SFAS 123R, which the company adopted effective January 1, 2006 using the modified retrospective method, stock-based compensation expense is recognized based on the grant date fair value over the vesting period.

(B)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(C)	TRICARE revenues are not contracted on a per member basis.
(D)
In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

(E)
In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.

(F)
IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other medical expenses payable includes amounts payable to providers under capitation arrangements.

(G)	TRICARE IBNR decreased since the prior year end due to favorable development as more fully discussed in Footnote M below.
(H)
TRICARE other medical expenses payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).

(I)
Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on the company's behalf. Reserves for TRICARE unprocessed claims inventory are included in TRICARE IBNR.

(J)
Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.

(K)
The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.

(L)
Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine our estimate of claim reserves during the quarter.

(M)
Changes in estimates of TRICARE incurred claims for prior years recognized during 2006 and 2005 resulted primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

(N)
The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for our largest claim processing platforms represents approximately 70% of the company's fully insured claims volume. Pharmacy claims are excluded from this measurement.

(O)
A common metric for monitoring medical claim reserve levels relative to the medical claims expense is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's stand-alone PDP business.

(P)	Excludes the impact of Medicare stand-alone PDPs.
(Q)
DCP fluctuates due to a number of issues, the more significant of which are detailed in the rollforward of DCP from the fourth quarter of the prior year. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter.